S&P GLOBAL REPORTS
4th QUARTER AND FULL-YEAR 2021 RESULTS

S&P Global Delivered Very Strong Financial Results in 2021

4th Quarter Revenue Increased 12% and Full-Year Revenue Increased 11%

Diluted EPS Increased 48% to $2.79 in the 4th Quarter; Increased 29% to $12.51 for the Full Year

Adjusted Diluted EPS Increased 16% to $3.15 in the 4th Quarter; 17% to $13.70 for the Full Year

Recent Growth Investments Resulted in New Product Launches and Expanded Capabilities

Sustainable1 Driving Significant Expansion of ESG Product Offerings

Achieved Considerable Progress on Merger Preparation and Synergy Validation

New York, NY, February 8, 2022 – S&P Global (NYSE: SPGI) today reported fourth-quarter and full-year 2021 results. The Company reported fourth quarter 2021 revenue of $2.09 billion, an increase of 12% compared to the same period in 2020 with growth in all four businesses.

Fourth quarter net income increased 49% to $675 million and diluted earnings per share increased 48% to $2.79 as in the previous period the Company took a number of lease impairment and restructuring actions aimed at improving future financial performance. Adjusted net income for the fourth quarter increased 17% to $762 million due to revenue growth and productivity improvements. Adjusted diluted earnings per share increased 16% to $3.15. Pre-tax adjustments in the fourth quarter of 2021 totaled $131 million primarily due to IHS Markit merger costs and deal-related amortization.

For the full year, revenue increased 11% to $8.30 billion. 2021 net income increased 29% to $3.02 billion and diluted earnings per share increased 29% to $12.51. 2021 adjusted net income increased 17% to $3.31 billion and adjusted diluted earnings per share increased 17% to $13.70.

“S&P Global delivered very strong financial results in 2021. Based on our customers' needs, we continue to advance the quality and breadth of our benchmarks, data, ratings, and research. These results, and our ability to refine and enhance our product offerings, are a direct result of the innovative spirit of our people and our sustained investments in advanced technology,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. He added, “As we turn to 2022, I am most excited about the new products and capabilities that we will be able to deliver to our clients as a result of combining S&P Global and IHS Markit.”

IHS Markit Merger Update: The Company continues to make progress on the merger with IHS Markit as the regulatory path to closing is now clear. The UK, EU, U.S. and Canadian regulators have now announced their views on the transaction. Based on the regulatory feedback, and the previously announced divestitures, we continue to anticipate closing this quarter.

Profit Margin: For the full year, the Company’s operating profit margin improved by 230 basis points to 50.9% and the adjusted operating profit margin improved by 190 basis points to 55.2% in 2021 primarily due to revenue gains and productivity improvements.

Return of Capital: The Company returned $743 million in dividends to shareholders in 2021. There were no share repurchases during the year due to the pending merger with IHS Markit.

Dividend: On January 26, 2022, the Board of Directors of S&P Global approved a dividend of $0.77 per share payable on March 10, 2022 to shareholders of record on February 10, 2022. Following the expected closing of the merger, the Board will revisit the dividend policy for the combined Company.

S&P Dow Jones Indices:

S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global’s income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Industry inflows into exchange-traded funds reached $1.2 trillion in 2021 with $879 billion going into equities and the remaining going into fixed income and commodity/other ETFs. During 2021, $287 billion of inflows went into ETFs associated with our indices. Year-end 2021 ETF AUM based on our indices increased 40% from year-end 2020 to $2.8 trillion as a result of both price appreciation and fund inflows. Market volatility was lower in 2021 than 2020 resulting in decreased revenue associated with exchange-traded derivatives.

4th Quarter, 2021: Revenue increased 18% to $303 million in the fourth quarter of 2021. Revenue improved primarily due to increased asset-linked fees and exchange-traded derivatives. Average AUM in exchange-traded funds based on S&P DJI’s indices was $2.7 trillion in the quarter, an increase of 43% versus the fourth quarter of 2020.

Operating profit increased 22% to $199 million. Operating profit margin improved 220 basis points to 65.6% primarily due to revenue growth as well as restructuring expense and lease impairments incurred in the prior period. Operating profit attributable to the Company increased 23% to $145 million. Adjusted operating profit increased 13% to $199 million. Adjusted operating profit margin decreased 280 basis points to 65.7% due to unusually high expenses during the quarter. Adjusted operating profit attributable to the Company increased 11% to $145 million.

2021: Revenue increased 16% to $1,149 million and operating profit increased 20% to $798 million. Operating profit margin improved 210 basis points to 69.5%. Operating profit attributable to the Company increased 20% to $583 million. Adjusted operating profit increased 17% to $803 million. Adjusted operating profit margin improved 80 basis points to 69.9%. Adjusted operating profit attributable to the Company increased 17% to $588 million.

Ratings:

4th Quarter, 2021: Revenue increased 12% to $989 million. Non-transaction revenue increased 7% to $485 million during the quarter primarily due to fees associated with surveillance, CRISIL, and new-entity credit ratings. Transaction revenue increased 18% to $504 million in the fourth quarter primarily due to strength in investment-grade corporate bonds, bank loans and structured products.

Operating profit increased 24% to $575 million and operating profit margin increased 530 basis points to 58.1%. Adjusted operating profit increased 18% to $570 million and adjusted operating profit margin improved 300 basis points to 57.6% in the quarter.

2021: Revenue increased 14% to $4.10 billion and organic revenue increased 13% as global bond and leveraged loan issuance increased 15% in 2021. Operating profit increased 18% to $2.63 billion and operating profit margin improved 260 basis points to 64.2%. Adjusted operating profit increased 17% to $2.63 billion compared to 2020 and adjusted operating profit margin improved 180 basis points to 64.2%.

Platts:

4th Quarter, 2021: Reported revenue increased 12% to $249 million with growth in the core subscription business and increased Global Trading Services activity. Operating profit increased 25% to $125 million and operating profit margin improved 520 basis points to 50.0% primarily due to restructuring expense in the prior period. Adjusted operating profit increased 8% to $125 million and adjusted operating profit margin decreased 160 basis points to 50.1% as growth investments impacted near-term profitability.

2021: Revenue increased 8% to $950 million. Operating profit increased 13% to $517 million and operating profit margin increased 230 basis points to 54.4%. Adjusted operating profit increased 9% to $523 million and adjusted operating profit margin improved 40 basis points to 55.1%.

Market Intelligence:

4th Quarter, 2021: Reported revenue increased 8% to $584 million in the fourth quarter with growth in Data Management Solutions, Desktop, and Credit Risk Services. Operating profit increased 41% to $169 million and operating profit margin increased 680 basis points to 29.0%, primarily due to a restructuring expense in the prior period. Adjusted operating profit increased 15% to $191 million and adjusted operating profit margin improved 200 basis points to 32.7%.

2021: Revenue increased 7% to $2.25 billion and operating profit increased 19% to $703 million. Operating profit margin increased 330 basis points to 31.3%. Adjusted operating profit grew 13% to $771 million and adjusted operating profit margin improved 190 basis points to 34.3%.

Corporate Unallocated Expense:

4th Quarter, 2021: This expense decreased by 15% to $164 million primarily due to lease impairments and restructuring expense in the prior period. Adjusted Corporate Unallocated expense increased by 38%

to $49 million due to increased incentive compensation, professional fees, and the timing of contributions to the S&P Global Foundation.

2021: This expense increased by 33% to $426 million primarily due to $249 million of expenses related to the pending IHS Markit merger. Adjusted Corporate Unallocated expense increased by 16% to $148 million.

Provision for Income Taxes: The Company’s effective tax rates in 2021 and 2020 were relatively unchanged at 21.6% and 21.5%, respectively. The adjusted effective tax rates in 2021 and 2020 were both 21.5%.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of 2021 were $6.5 billion. For full-year 2021, cash provided by operating activities was $3.6 billion. Free cash flow was $3.3 billion, an increase of $39 million from 2020. Free cash flow, excluding IHS Markit merger costs was $3.5 billion, an increase of $217 million over 2020.

Outlook: The Company will provide 2022 guidance for the combined company after the merger is completed. We continue to expect the merger to close this quarter.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted Corporate Unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5 and 7. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward looking non-GAAP financial measures are not available without unreasonable effort.
The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter and full-year 2021 earnings results on a conference call scheduled for today, February 8, at 8:30 a.m. ET.

Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 8, 2022. U.S. participants may call (800) 839-1248; international participants may call +1 (203) 369-3356 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political and regulatory conditions, and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19 and its variants), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes;
▪the satisfaction of the conditions precedent to consummation of the Merger, including the ability to secure regulatory approvals and consummate related dispositions on the terms expected at all or in a timely manner;
▪the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement;
▪uncertainty relating to the impact of the Merger, divestitures and liability management transactions on the businesses of the Company and IHS Markit, including potential adverse reactions or changes to the market price of the Company’s common stock and IHS Markit shares resulting from the announcement or completion of the Merger and changes to existing business relationships and increased cyber risks during the pendency of the acquisition that could affect the Company’s and/or IHS Markit’s financial performance;
▪risks relating to the value of the Company’s stock to be issued in the Merger, significant transaction costs and/or unknown liabilities;
▪the ability of the Company to successfully integrate IHS Markit’s operations and retain and hire key personnel of both companies;

▪the ability of the Company to retain customers and to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the Merger and realize expected synergies;
▪business disruption following the Merger;
▪the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
▪the Company’s and IHS Markit’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere around the globe, affecting S&P Global Ratings, S&P Global Platts, S&P Dow Jones Indices, S&P Global Market Intelligence and the products those business divisions offer including our ESG products, and the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility and health of the energy and commodities markets;
▪our ability to attract, incentivize and retain key employees, especially in today’s competitive business environment;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;

▪the Company's ability to adjust to changes in European and United Kingdom markets following the United Kingdom's departure from the European Union, and the impact of such departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements on the Company.
The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.

No Offer or Solicitation
This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It
In connection with the proposed transaction, S&P Global and IHS Markit have filed and will file relevant materials with the SEC. On January 8, 2021, S&P Global filed with the SEC a registration statement on Form S-4, as amended (No. 333-251999), to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement, which was declared effective by the SEC on January 22, 2021, includes a definitive joint proxy statement/prospectus of S&P Global and IHS Markit. The definitive joint proxy statement/prospectus was mailed to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

About S&P Global
S&P Global (NYSE: SPGI) is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data and insights on critical business factors. We’ve been providing essential intelligence that unlocks opportunity, fosters growth and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. For more information, visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Chip Merritt
Senior Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Ola Fadahunsi
Communications
(212) 438-2296 (office)
ola.fadahunsi@spglobal.com

Christopher Krantz
Communications
+44 (0) 20 7176 0060 (office)
christopher.krantz@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Periods ended December 31, 2021 and 2020
(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change

Revenue	$2,088	$1,867	12%	$8,297	$7,442	11%
Expenses	1,191	1,211	(2)%	4,087	3,841	6%
Gain on dispositions	(7)	—	N/M	(11)	(16)	(30)%
Operating profit	904	656	38%	4,221	3,617	17%
Other income, net	(11)	(16)	33%	(62)	(31)	(96)%
Interest expense, net	25	32	(22)%	119	141	(16)%
Loss on extinguishment of debt	—	—	N/M	—	279	N/M
Income before taxes on income	890	640	39%	4,164	3,228	29%
Provision for taxes on income	153	135	14%	901	694	30%
Net income	737	505	46%	3,263	2,534	29%
Less: net income attributable to noncontrolling interests	(62)	(51)	(20)%	(239)	(195)	(22)%
Net income attributable to S&P Global Inc.	$675	$454	49%	$3,024	$2,339	29%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.80	$1.89	48%	$12.56	$9.71	29%
Diluted	$2.79	$1.88	48%	$12.51	$9.66	29%

Weighted-average number of common shares outstanding:
Basic	241.0	240.5		240.8	241.0
Diluted	242.1	241.7		241.8	242.1

Actual shares outstanding at year end				241.0	240.6

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
December 31, 2021 and 2020
(dollars in millions)

(unaudited)	2021	2020

Assets:
Cash, cash equivalents, and restricted cash	$6,505	$4,122
Other current assets	2,305	1,866
Total current assets	8,810	5,988
Property and equipment, net	241	284
Right of use assets	426	494
Goodwill and other intangible assets, net	4,791	5,087
Other non-current assets	758	684
Total assets	$15,026	$12,537

Liabilities and Equity:
Unearned revenue	$2,217	$2,168
Other current liabilities	1,598	1,419
Long-term debt	4,114	4,110
Lease liabilities — non-current	492	544
Pension, other postretirement benefits and other non-current liabilities	1,069	944
Total liabilities	9,490	9,185
Redeemable noncontrolling interest	3,429	2,781
Total equity	2,107	571
Total liabilities and equity	$15,026	$12,537

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2021 and 2020
(dollars in millions)

(unaudited)	2021	2020

Operating Activities:
Net income	$3,263	$2,534
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	82	83
Amortization of intangibles	96	123
Deferred income taxes	13	(31)
Stock-based compensation	122	90
Gain on dispositions	(11)	(16)
Loss on extinguishment of debt	—	279
Lease impairment charges	31	120
Other	72	138
Net changes in other operating assets and liabilities	(70)	247
Cash provided by operating activities	3,598	3,567

Investing Activities:
Capital expenditures	(35)	(76)
Acquisitions, net of cash acquired	(99)	(201)
Proceeds from dispositions	16	18
Changes in short-term investments	(2)	19
Cash used for investing activities	(120)	(240)

Financing Activities:
Proceeds from issuance of senior notes, net	—	1,276
Payments on senior notes	—	(1,394)
Dividends paid to shareholders	(743)	(645)
Distributions to noncontrolling interest holders, net	(227)	(194)
Repurchase of treasury shares	—	(1,164)
Exercise of stock options and employee withholding tax on share-based payments	(43)	(45)
Cash used for financing activities	(1,013)	(2,166)
Effect of exchange rate changes on cash	(82)	75
Net change in cash, cash equivalents, and restricted cash	2,383	1,236
Cash, cash equivalents, and restricted cash at beginning of year	4,122	2,886
Cash, cash equivalents, and restricted cash at end of year	$6,505	$4,122

Exhibit 4
S&P Global
Operating Results by Segment
Periods ended December 31, 2021 and 2020
(dollars in millions)

(unaudited)	Three Months			Twelve Months
	Revenue			Revenue

	2021	2020	% Change	2021	2020	% Change

Ratings	$989	$881	12%	$4,097	$3,606	14%
Market Intelligence	584	542	8%	2,247	2,106	7%
Platts	249	223	12%	950	878	8%
Indices	303	257	18%	1,149	989	16%
Intersegment Elimination	(37)	(36)	(6)%	(146)	(137)	(6)%
Total revenue	$2,088	$1,867	12%	$8,297	$7,442	11%

	Expenses			Expenses

	2021	2020	% Change	2021	2020	% Change

Ratings (a)	$414	$416	—%	$1,468	$1,383	6%
Market Intelligence (b)	415	422	(2)%	1,544	1,517	2%
Platts (c)	124	123	1%	433	420	3%
Indices (d)	104	94	11%	351	323	8%
Corporate Unallocated expense (e)	164	192	(15)%	426	319	33%
Intersegment Elimination	(37)	(36)	(6)%	(146)	(137)	(6)%
Total expenses	$1,184	$1,211	(2)%	$4,076	$3,825	7%

	Operating Profit			Operating Profit

	2021	2020	% Change	2021	2020	% Change

Ratings (a)	$575	$465	24%	$2,629	$2,223	18%
Market Intelligence (b)	169	120	41%	703	589	19%
Platts (c)	125	100	25%	517	458	13%
Indices (d)	199	163	22%	798	666	20%
Total reportable segments	1,068	848	26%	4,647	3,936	18%
Corporate Unallocated expense (e)	(164)	(192)	15%	(426)	(319)	(33)%
Total operating profit	$904	$656	38%	$4,221	$3,617	17%

(a)     The three and twelve months ended December 31, 2021 includes a gain on disposition of $6 million, recovery of lease-related costs of $4 million and employee severance charges of $3 million. The three and twelve months ended December 31, 2020 include a technology-related impairment charge of $5 million and $11 million, respectively. The three and twelve months ended December 31, 2020 also includes lease-related costs of $5 million and employee severance charges of $4 million. Additionally, amortization of intangibles from acquisitions of $2 million is included for the three months ended December 31, 2021 and 2020, and $10 million and $7 million for the twelve months ended December 31, 2021 and 2020, respectively.
(b)     The three and twelve months ended December 31, 2021 includes a gain on disposition of $1 million and $3 million, respectively. The three and twelve months ended December 31, 2021 includes employee severance charges of $3 million, acquisition-related costs of $2 million, and lease-related costs of $1 million. The three and twelve months ended December 31, 2020 include employee severance charges of $26 million and $27 million, respectively, and lease-related costs of $3 million. The twelve months ended December 31, 2020 includes a gain on dispositions of $12 million. Additionally, amortization of intangibles from acquisitions of $16 million and $17 million are included for the three months ended December 31, 2021 and 2020, respectively, and $65 million and $76 million for the twelve months ended December 31, 2021 and 2020, respectively.
(c)     The three and twelve months ended December 31, 2021 includes recovery of lease-related costs of $2 million. The three and twelve months ended December 31, 2020 includes employee severance charges of $11 million and lease-related costs of $2 million. Additionally, amortization of intangibles from acquisitions of $2 million are included for the three months ended December 31, 2021 and 2020, and $8 million and $9 million for the twelve months ended December 31, 2021 and 2020, respectively.

Exhibit 4
(d)     The three and twelve months ended December 31, 2021 includes recovery of lease-related costs of $1 million. The three and twelve months ended December 31, 2020 includes employee severance charges of $5 million, a lease impairment charge of $4 million, a technology-related impairment of $2 million, and lease-related costs of $1 million. Amortization of intangibles from acquisitions of $1 million are included for the three months ended December 31, 2021 and 2020, and $6 million for the twelve months ended December 31, 2021 and 2020.
(e)    The three and twelve months ended December 31, 2021 includes $96 million and $249 million of IHS Markit merger costs, respectively, employee severance charges of $13 million, lease-related costs of $4 million, and acquisition-related costs of $2 million. The twelve months ended December 31, 2021 includes a lease impairment of $3 million, a gain on disposition of $2 million and Kensho retention related expense of $2 million. The three and twelve months ended December 31, 2020 includes Kensho retention related expense of $2 million and $12 million, respectively, and employee severance charges of $9 million and $19 million, respectively. The three and twelve months ended December 31, 2020 includes lease impairments of $116 million. The twelve months ended December 31, 2020 includes a gain on disposition of $4 million. The three and twelve months ended December 31, 2020 includes IHS Markit merger costs of $24 million. Additionally, amortization of intangibles from acquisitions of $7 million are included for the three months ended December 31, 2020 and $7 million and $26 million for the twelve months ended December 31, 2021 and 2020, respectively.

Exhibit 5
S&P Global
Operating Results by Segment - Reported vs. Performance
Non-GAAP Financial Information
Periods ended December 31, 2021 and 2020
(dollars in millions, except per share amounts)

Adjusted Expenses

(unaudited)		Three Months			Twelve Months
		2021	2020	% Change	2021	2020	% Change

Ratings	Expenses	$414	$416	—%	$1,468	$1,383	6%
	Non-GAAP Adjustments (a)	7	(14)		7	(19)
	Deal-related amortization	(2)	(2)		(10)	(7)
	Adjusted expenses	$420	$400	5%	$1,465	$1,357	8%

Market Intelligence	Expenses	$415	$422	(2)%	$1,544	$1,517	2%
	Non-GAAP Adjustments (b)	(6)	(29)		(4)	(18)
	Deal-related amortization	(16)	(17)		(65)	(76)
	Adjusted expenses	$393	$375	5%	$1,476	$1,423	4%

Platts	Expenses	$124	$123	1%	$433	$420	3%
	Non-GAAP Adjustments (c)	2	(13)		2	(13)
	Deal-related amortization	(2)	(2)		(8)	(9)
	Adjusted expenses	$124	$108	16%	$427	$398	7%

Indices	Expenses	$104	$94	11%	$351	$323	8%
	Non-GAAP Adjustments (d)	1	(12)		1	(12)
	Deal-related amortization	(1)	(1)		(6)	(6)
	Adjusted expenses	$104	$81	28%	$346	$306	13%

Total segments	Expenses	$1,020	$1,019	—%	$3,650	$3,506	4%
	Non-GAAP Adjustments (a) (b) (c) (d)	4	(68)		6	(62)
	Deal-related amortization	(21)	(22)		(88)	(97)
	Adjusted expenses	$1,003	$928	8%	$3,568	$3,347	7%

Corporate Unallocated expense	Corporate Unallocated expense	$164	$192	(15)%	$426	$319	33%
	Non-GAAP adjustments (e)	(115)	(150)		(271)	(166)
	Deal-related amortization	—	(7)		(7)	(26)
	Adjusted expenses	$49	$35	38%	$148	$128	16%

Total SPGI	Expenses	$1,184	$1,211	(2)%	$4,076	$3,825	7%
	Non-GAAP adjustments (a) (b) (c) (d) (e)	(110)	(218)		(264)	(228)
	Deal-related amortization	(21)	(29)		(96)	(123)
	Adjusted expenses	$1,052	$964	9%	$3,716	$3,474	7%

Exhibit 5
Adjusted Operating Profit

(unaudited)		Three Months			Twelve Months
		2021	2020	% Change	2021	2020	% Change

Ratings	Operating profit	$575	$465	24%	$2,629	$2,223	18%
	Non-GAAP adjustments (a)	(7)	14		(7)	19
	Deal-related amortization	2	2		10	7
	Adjusted operating profit	$570	$481	18%	$2,632	$2,249	17%

Market Intelligence	Operating profit	$169	$120	41%	$703	$589	19%
	Non-GAAP adjustments (b)	6	29		4	18
	Deal-related amortization	16	17		65	76
	Adjusted operating profit	$191	$166	15%	$771	$683	13%

Platts	Operating profit	$125	$100	25%	$517	$458	13%
	Non-GAAP adjustments (c)	(2)	13		(2)	13
	Deal-related amortization	2	2		8	9
	Adjusted operating profit	$125	$115	8%	$523	$480	9%

Indices	Operating profit	$199	$163	22%	$798	$666	20%
	Non-GAAP adjustments (d)	(1)	12		(1)	12
	Deal-related amortization	1	1		6	6
	Adjusted operating profit	$199	$176	13%	$803	$684	17%

Total Segments	Operating profit	$1,068	$848	26%	$4,647	$3,936	18%
	Non-GAAP adjustments (a) (b) (c) (d)	(4)	68		(6)	62
	Deal-related amortization	21	22		88	97
	Adjusted segment operating profit	$1,085	$938	16%	$4,729	$4,095	15%

Corporate Unallocated expense	Corporate Unallocated expense	$(164)	$(192)	(15)%	$(426)	$(319)	33%
	Non-GAAP adjustments (e)	115	150		271	166
	Deal-related amortization	—	7		7	26
	Adjusted Corporate Unallocated expense	$(49)	$(35)	38%	$(148)	$(128)	16%

Total SPGI	Operating profit	$904	$656	38%	$4,221	$3,617	17%
	Non-GAAP adjustments (a) (b) (c) (d) (e)	110	218		264	228
	Deal-related amortization	21	29		96	123
	Adjusted operating profit	$1,036	$903	15%	$4,581	$3,967	15%

Adjusted Other Income, net

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change

Other income, net	$(11)	$(16)	33%	$(62)	$(31)	(96)%
Non-GAAP adjustments (f)	—	—		—	(3)
Adjusted other income, net	$(11)	$(16)	33%	$(62)	$(34)	(79)%

Exhibit 5
Adjusted Provision for Income Taxes

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change

Provision for income taxes	$153	$135	14%	$901	$694	30%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	37	35		50	109
Deal-related amortization	7	7		23	23
Adjusted provision for income taxes	$197	$176	12%	$973	$831	17%

Adjusted Effective Tax Rate

(unaudited)	Three Months				Twelve Months
	2021		2020	% Change	2021	2020	% Change

Adjusted operating profit	$1,036		$903	15%	$4,581	$3,967	15%
Adjusted other income, net	(11)	-11000000	(16)		(62)	(34)
Interest expense, net	25		32		119	141
Adjusted income before taxes on income	1,021		886	15%	4,523	3,861	17%
Adjusted provision for income taxes	197		176		973	831
Adjusted effective tax rate [1]	19.3%		19.9%		21.5%	21.5%

1 The adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes by the adjusted income before taxes on income.

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2021		2020		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
As reported	$675	$2.79	$454	$1.88	49%	48%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	73	0.30	178	0.74
Deal-related amortization	15	0.06	22	0.09
Adjusted	$762	$3.15	$654	$2.71	17%	16%

	Twelve Months
As reported	$3,024	$12.51	$2,339	$9.66	29%	29%
Non-GAAP adjustments (a) (b) (c) (d) (e) (f) (g)	215	0.89	397	1.64
Deal-related amortization	73	0.30	94	0.39
Adjusted	$3,311	$13.70	$2,830	$11.69	17%	17%

Note - Totals presented may not sum due to rounding.
Note - Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2021 include revenue of $2,088 million and $8,297 million, respectively, and adjusted total expense of $1,052 million and $3,716 million, respectively. Total SPGI adjusted operating profit for the three and twelve months ended December 31, 2020 include revenue of $1,867 million and $7,442 million, respectively, and adjusted total expense of $964 million and $3,474 million, respectively.
Note - Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 58%, 33%, 50% and 66% for the three months ended December 31, 2021. Adjusted operating profit margin for the Company was 50% for the three months ended December 31, 2021. Adjusted operating profit margin for Ratings, Market Intelligence, Platts and Indices was 64%, 34%, 55% and 70% for the twelve months ended December 31, 2021. Adjusted operating profit margin for the Company was 55% for the twelve months ended December 31, 2021. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     The three and twelve months ended December 31, 2021 includes a gain on disposition of $6 million ($5 million after-tax), recovery of lease-related costs of $4 million ($3 million after-tax) and employee severance charges of $3 million ($2 million after-tax). The three and twelve months ended December 31, 2020 include a technology-related impairment charge of $5 million ($4 million after-tax) and $11 million ($8 million after-tax), respectively. The three and twelve months ended December 31, 2020 also includes lease-related costs of $5 million ($4 million after-tax) and employee severance charges of $4 million ($3 million after-tax).

Exhibit 5
(b)     The three and twelve months ended December 31, 2021 includes a gain on disposition of $1 million ($1 million after-tax) and $3 million ($3 million after-tax), respectively. The three and twelve months ended December 31, 2021 includes employee severance charges of $3 million ($2 million after-tax), acquisition-related costs of $2 million ($1 million after-tax), and lease-related costs of $1 million ($1 million after-tax). The three and twelve months ended December 31, 2020 include employee severance charges of $26 million ($20 million after-tax) and $27 million ($21 million after-tax), respectively, and lease-related costs of $3 million ($2 million after-tax). The twelve months ended December 31, 2020 includes a gain on dispositions of $12 million ($6 million after-tax).
(c)     The three and twelve months ended December 31, 2021 includes recovery of lease-related costs of $2 million ($1 million after-tax). The three and twelve months ended December 31, 2020 includes employee severance charges of $11 million ($9 million after-tax) and lease-related costs of $2 million ($1 million after-tax).
(d)     The three and twelve months ended December 31, 2021 includes recovery of lease-related costs of $1 million ($1 million after-tax). The three and twelve months ended December 31, 2020 includes employee severance charges of $5 million ($4 million after-tax), a lease impairment charge of $4 million ($3 million after-tax), a technology-related impairment of $2 million ($1 million after-tax), and lease-related costs of $1 million ($1 million after-tax).
(e)    The three and twelve months ended December 31, 2021 includes $96 million ($60 million after-tax) and $249 million ($204 million after-tax) of IHS Markit merger costs, respectively, employee severance charges of $13 million ($10 million after-tax), lease-related costs of $4 million ($2 million after-tax), and acquisition-related costs of $2 million ($2 million after-tax). The twelve months ended December 31, 2021 includes a lease impairment of $3 million ($2 million after-tax), a gain on disposition of $2 million ($2 million after-tax) and Kensho retention related expense of $2 million ($2 million after-tax). The three and twelve months ended December 31, 2020 includes Kensho retention related expense of $2 million ($2 million after-tax) and $12 million ($9 million after-tax), respectively, and employee severance charges of $9 million ($7 million after-tax) and $19 million ($15 million after-tax), respectively. The three and twelve months ended December 31, 2020 includes lease impairments of $116 million ($89 million after-tax). The twelve months ended December 31, 2020 includes a gain on disposition of $4 million ($3 million after-tax). The three and twelve months ended December 31, 2020 includes IHS Markit merger costs of $24 million ($21 million after-tax).
(f)     The twelve months ended December 31, 2020 includes a pension related charge of $3 million ($2 million after-tax).
(g)    The three and twelve months ended December 31, 2021 includes $2 million and $7 million, respectively, of tax expense associated with the re-valuation of deferred tax liabilities related to a UK income tax rate change and $1 million of tax benefit related to prior year divestitures. The twelve months ended December 31, 2021 includes $7 million of tax benefit on a loss on the extinguishment of debt in the prior year. The three and twelve months ended December 31, 2020 include $4 million of tax benefit related to prior year divestitures. The twelve months ended December 31, 2020 includes a loss on the extinguishment of debt of $279 million ($223 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Periods ended December 31, 2021 and 2020
(dollars in millions)
Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change
	Three Months
Non-Subscription / Transaction (a)	$504	$428	18%	$16	$16	5%	$7	$2	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	485	453	7%	—	—	N/M	—	—	N/M	—	—	N/M	(37)	(36)	(6)%
Subscription (c)	—	—	N/M	568	526	8%	226	207	9%	51	46	10%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	—	N/M	—	—	N/M	210	179	18%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	16	14	14%	42	32	30%	—	—	N/M
Total revenue	$989	$881	12%	$584	$542	8%	$249	$223	12%	$303	$257	18%	$(37)	$(36)	(6)%

	Twelve Months
Non-Subscription / Transaction (a)	$2,253	$1,969	14%	$56	$55	2%	$13	$7	N/M	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	1,844	1,637	13%	—	—	N/M	—	—	N/M	—	—	N/M	(146)	(137)	(6)%
Subscription (c)	—	—	N/M	2,191	2,050	7%	871	809	8%	191	177	7%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	—	1	(83)%	—	—	N/M	800	647	24%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	66	62	7%	158	165	(4)%	—	—	N/M
Total revenue	$4,097	$3,606	14%	$2,247	$2,106	7%	$950	$878	8%	$1,149	$989	16%	$(146)	$(137)	(6)%

N/M - Represents a change equal to or in excess of 100% or not meaningful

Note - In the first quarter of 2021, we reevaluated our transaction and non-transaction presentation for Ratings which resulted in a reclassification from transaction revenue to non-transaction revenue of $2 million and $8 million for the three and twelve months ended December 31, 2020, respectively.
(a)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(b)     Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $35 million and $136 million for the three and twelve months ended December 31, 2021, respectively, and $33 million and $128 million for the three and twelve months ended December 31, 2020, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(c)    Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.
(d)    Asset-linked fees primarily is related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

Exhibit 6

Revenue by Geographic Area

(unaudited)	U.S.			International
	2021	2020	% Change	2021	2020	% Change

	Three Months
Ratings	$569	$510	12%	$420	$371	13%
Market Intelligence	365	348	5%	219	194	13%
Platts	84	71	18%	165	152	9%
Indices	252	207	21%	51	50	3%
Intersegment elimination	(19)	(17)	7%	(18)	(19)	4%
Total revenue	$1,251	$1,119	12%	$837	$748	12%

	Twelve Months
Ratings	$2,398	$2,110	14%	$1,699	$1,496	14%
Market Intelligence	1,420	1,355	5%	827	751	10%
Platts	310	283	10%	640	595	8%
Indices	959	826	16%	190	163	17%
Intersegment elimination	(75)	(70)	7%	(71)	(67)	5%
Total revenue	$5,012	$4,504	11%	$3,285	$2,938	12%

.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Periods ended December 31, 2021 and 2020
(dollars in millions)
Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	Twelve Months
	2021	2020
Cash provided by operating activities	$3,598	$3,567
Capital expenditures	(35)	(76)
Distributions to noncontrolling interest holders, net	(227)	(194)
Free cash flow	$3,336	$3,297
IHS Markit merger costs	178	—
Free cash flow excluding above items	$3,514	$3,297

 S&P Global Organic Revenue

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Total revenue	$2,088	$1,867	12%	$8,297	$7,442	11%
Ratings acquisitions	—	—		(8)	(2)
Market Intelligence divestitures	—	—		—	(7)
Total adjusted revenue	$2,088	$1,867	12%	$8,289	$7,433	12%

Ratings Organic Revenue

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Ratings revenue	$989	$881	12%	$4,097	$3,606	14%
Acquisitions	—	—		(8)	(2)
Adjusted Ratings revenue	$989	$881	12%	$4,089	$3,604	13%

Market Intelligence Organic Revenue

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Market Intelligence revenue	$584	$542	8%	$2,247	$2,106	7%
Divestitures	—	—		—	(7)
Adjusted Market Intelligence revenue	$584	$542	8%	$2,247	$2,099	7%

Platts Organic Revenue

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Platts revenue	$249	$223	12%	$950	$878	8%
Acquisitions and divestitures	—	—		—	—
Adjusted Platts revenue	$249	$223	12%	$950	$878	8%

Indices Organic Revenue

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Indices revenue	$303	$257	18%	$1,149	$989	16%
Acquisitions and divestitures	—	—		—	—
Adjusted Indices revenue	$303	$257	18%	$1,149	$989	16%

Exhibit 7
Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2021	2020	% Change	2021	2020	% Change
Adjusted operating profit	$199	$176	13%	$803	$684	17%
Less: income attributable to NCI	54	45		215	181
Adjusted Net Operating Profit	$145	$131	11%	$588	$503	17%